Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated November 10, 2005 accompanying the financial statements of XATA Corporation included in the Annual Report on Form 10-KSB for the year ended September 30, 2005, as amended by Amendment No. 1 thereto on Form 10-KSB/A, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Interests of Named Experts and Counsel.”
/s/GRANT THORNTON LLP
Minneapolis, Minnesota
March 1, 2006